Exhibit 21

SUBSIDIARIES OF CHOICEPOINT INC.

Anacubis Limited	United Kingdom
Anacubis, Inc.	Delaware
Charles Jones LLC	Georgia
ChoicePoint Asset Company	Delaware
ChoicePoint Government Services Inc.	Georgia
ChoicePoint Capital Inc.	Delaware
ChoicePoint Financial Inc.	Delaware
ChoicePoint Licensing Company	Delaware
ChoicePoint Police Records Inc.	Arizona
ChoicePoint Precision Marketing LLC	Georgia
ChoicePoint Public Records Inc.	Georgia
ChoicePoint Services Inc.	Georgia
ChoicePoint UK 1 Limited	United Kingdom
ChoicePoint UK 2 Limited	United Kingdom
ChoicePoint UK LLP	United Kingdom
ChoicePoint WorkPlace Solutions Inc.	Georgia
C.L.U.E. Inc.	Georgia
CPPM Inc.	Georgia
DeltaSeal Software Limited	United Kingdom
Elios, Inc.	California
EquiSearch Securities Inc.	Georgia
i2, Inc.	Delaware
i2 Limited	United Kingdom
i2 Group Limited	United Kingdom
i2 Aesop Trustees Limited	United Kingdom
iMapData Inc.	Delaware
Insurity LLC	Georgia
KnowX LLC	Georgia
Mortgage Asset Research Institute LLC	Virginia
National Data Retrieval LLC	Georgia
National Fraud & Identity Theft Clearinghouse Inc.	Georgia
National Safety Alliance, Incorporated	Tennessee
Rapsheets LLC	Georgia
Resident Data Financial, LLC	Texas
Resident Data, Inc.	Delaware
Short Stop, LLC	Wisconsin
Steel Card, LLC	California
Superior Information Services Inc.	Georgia
The Bode Technology Group, Inc.	Virginia
The List Source, Inc.	Texas
The Templar Corporation	Virginia
Vital Chek Network, Inc.	Tennessee
Vital Chek Network of Canada, Inc.	Delaware